Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS Amendment to THE EMPLOYMENT Agreement (the “Amendment”) is entered into on December 4, 2025, by and between Odysight.ai Ltd., company number 515950400, with offices at 7A Gan Hata’asiya St., Omer, Israel (“Company”), and Yehu Ofer, ID [* * *] (“Employee”).

WHEREAS, the Employee is employed by the Company pursuant to an employment agreement dated July 13, 2022 (as amended from time to time, the “Employment Agreement”); and

WHEREAS, the Company and the Employee wish to amend the terms of the Employment Agreement as set out in this Amendment;

NOW, THEREFORE, in consideration of their mutual promises and agreements, the parties agree, declare and stipulate as follows:

1.	Capitalized terms used herein shall bear the meaning ascribed to them in the Employment Agreement, unless otherwise defined herein.

2.	Salary Increase: Effective immediately, as of the salary for the month of November 2025, the Employee’s Salary shall increase to the gross amount of NIS 99,000 per month (the “Monthly Salary”) and all of the Employee’s benefits and entitlements shall be calculated based on the increased Salary.

3.	Adjustment Period: Upon the termination of the Employee’s employment by the Company (except in the circumstances detailed in Section 4.4 of the Employment Agreement), or resignation from employment by the Employee under circumstances constituting Good Reason (as defined below), the Employee will be entitled to an adjustment period equal to six (6) Monthly Salaries (which shall include the Employee’s entitlement to Prior Notice), subject to the Employee’s execution of a letter of release in the form customary to the Company (the “Adjustment Grant”). The Adjustment Grant will be paid in lump sum or in monthly installments subject to the Company’s discretion. If the Company meets its targets for 2026 (as determined by the Company’s Board of Directors in its sole discretion, following consultation with the Employee no later than on February 28, 2026 ), the Adjustment Grant shall be increased in the first quarter of 2027 to equal nine (9) Monthly Salaries (which shall include the Employee’s entitlement to Prior Notice), subject to the above terms.

“Good Reason” shall mean the occurrence of any of the following events without the Employee’s prior written consent: (a) a change in the Employee’s status, title and position in the Company or responsibilities (including reporting responsibilities), which represents a material adverse change from his status, title, position or responsibilities (including reporting responsibilities) as in effect immediately prior to such change (except in those cases where a change is either at the request of the Employee or as a result of promotion of the Employee); or (b) a material reduction by the Company in the Employee’s compensation below the levels in effect at time of execution of this Amendment, which are not part of a Companywide reduction in pay for employees in similar positions as the Employee; provided, however, that with respect to any Good Reason termination that is curable, the Board of Directors will be given not less than fourteen (14) business days’ written notice by the Employee of the Employee’s intention to terminate his employment for Good Reason, such notice to state the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and such termination shall be effective at the expiration of such fourteen (14) business days’ notice period only if the Company has not fully cured such act or acts or failure or failures to act that give rise to Good Reason during such period.

4.	Bonuses

a.	Annual Bonus: Beginning in 2026, the Employee may be entitled to an annual bonus equal to five monthly Salaries, subject to both the Employee and the Company meeting their respective targets (as such targets shall be determined by the Company’s Board of Directors in its sole discretion, following a consultation with the Employee, no later than on February 28 of each applicable calendar year) and subject to the approval of the Company’s Board of Directors. If the Employee and/or the Company partially meets their respective targets, the Company’s Board of Directors, in consultation with the Employee, shall consider granting the Employee a partial bonus.

b.	Special Bonus: Beginning in 2026, the Employee may be eligible to receive an additional special bonus of USD 200,000 gross for exceptional accomplishments, as determined by the Company’s Board of Directors in its sole discretion.

The Annual Bonus and Special Bonus (collectively, the “Bonuses”) are unique payments that are conditional in nature and, as such, shall not be considered part of the Salary for the calculation of social benefits.

For the avoidance of doubt: (a) the Employee shall not receive any Bonus if his employment is terminated under the circumstances detailed in Section 4.4 of the Employment Agreement; (b) the Company’s Board of Directors shall have sole discretion to determine whether the Employee is entitled to any of the Bonuses; and (c) as of 2026, the Bonuses will replace the Employee’s entitlement to a bonus under Section 8 of Appendix A to the Employment Agreement.

5.	Options. Subject to the Employee’s continued employment with the Company and achievement of certain predefined, measurable targets (as shall be determined by the Company’s Board of Directors in its sole discretion, following consultation with the Employee, no later than on February 28 of each applicable calendar year), the Company shall recommend the Board of Directors of Odysight.AI Inc., the Company’s parent Company (the “Parent”), to grant the Employee options to purchase not less than 50,000 shares of common stock of the Parent (“Additional Options”), at an exercise price and vesting schedule subject to the sole discretion of the Board of Directors of the Parent. The number of Additional Options to be granted in each applicable calendar year will be approved by the Board of Directors of Parent, consistent with meeting the targets. The Additional Options will be subject to the provisions of the applicable equity plan under which the Additional Options will be granted and the respective award agreement. The grant of any Additional Options shall be further conditional upon the receipt of all approvals required under any applicable law including any applicable tax laws, and the execution and delivery by the Employee of an award agreement and all other instruments required by the Board of Directors of the Parent with respect to such Additional Options. For the avoidance of doubt, it is clarified that any taxes due with respect to the Additional Options and participation in the equity plan shall be borne solely by the Employee and that the Company and the Parent shall be entitled to withhold tax in respect of such Additional Options as it deems required under applicable law.

6.	Other than as amended herein, the terms of the Employment Agreement shall remain unchanged and in full force and effect.

7.	This Amendment constitutes an integral part of the Employment Agreement. In the event of a discrepancy between the terms contained herein and those contained in the Employment Agreement, the parties hereby agree that the terms herein shall prevail.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement, as of the date first above written.

Odysight.ai Ltd

By:	/s/ Benad Goldwasser	/s/ Yehu Ofer
Title:	Chairman	Yehu Ofer

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